Exhibit 99.1


Contango Reports Freeport LNG Development, L.P. Finalization of
Transaction with ConocoPhillips

    HOUSTON--(BUSINESS WIRE)--July 6, 2004--Contango Oil & Gas Company (AMEX:MCF) today announced that Freeport LNG Development, L.P had finalized its transaction with ConocoPhillips (NYSE:COP) for the construction and use of a proposed liquefied natural gas (LNG) receiving terminal in Quintana, Brazoria County, Texas. ConocoPhillips has acquired 1 billion cubic feet (BCF) per day of regasification capacity in the terminal, has obtained a 50 percent interest in the general partner managing the venture and will provide substantial construction funding to the venture.
    The Freeport LNG terminal is being developed in response to the growing need for natural gas supplies for commercial, industrial and residential consumers in Texas. The terminal is designed with storage capacity of nearly 7 BCF and send-out capacity of 1.5 BCF per day. Natural gas will be transported through a 9.4-mile pipeline to Stratton Ridge, Texas, which is a major point of interconnection with the Texas intrastate gas pipeline system. The Dow Chemical Company (NYSE:DOW) has contracted for the remaining 0.5 BCF per day of capacity.
    Approval for the facility was received from the Federal Energy Regulatory Commission (FERC) on June 18. Receipt of all other necessary federal, state and local approvals is expected in the third quarter of this year. The current management of Freeport LNG will remain in place and will oversee the commercial activities of the partnership. ConocoPhillips employees will manage the construction of the facility and oversee its operations.
    "This project is a critical link for the development of one or more of several LNG projects under consideration by ConocoPhillips that will deliver clean natural gas to the United States' growing market," said Sig Cornelius, ConocoPhillips president, Global Gas. "It is a strong addition to the company's growing LNG portfolio."
    "We are now in a position to build the first new LNG receiving terminal in the continental US in the past twenty years," said Michael
S. Smith, Freeport LNG Development chairman and chief executive officer. "The capacity of the facility is equivalent to about 3% of the current US gas production and will contribute significantly to addressing the United States energy needs long into the future." Smith added, "I would like to thank the dedicated team at Freeport LNG who has done all of the work to make this project a success since we took over full control of the project from Cheniere Energy in 2002. I would also like to thank all of our technical, legal and commercial contractors and advisors whose assistance and support has been indispensable."
    Freeport LNG and the ConocoPhillips team continue to negotiate its engineering, procurement and construction (EPC) contract for the facility. "We are in discussions with a leading engineering and construction firm to complete design and construct this world-class LNG receiving terminal," said Charles M. Reimer, Freeport's president and chief operating officer. "We expect to have the EPC contract finalized by the middle of August and to begin construction shortly thereafter."
    Freeport LNG is marketing volumes available immediately following completion of construction. "Due to the supply profile of our existing customers, we still have one third of our capacity available for sale between 2007 and mid-2009," said Hugh S. Urbantke, vice president and chief financial officer. "We are in discussions with several parties who are interested in these early volumes as well as parties that would be interested in any expansion of the facility we decide to pursue."
    Kenneth R. Peak, Contango Oil & Gas Company's chairman and chief executive officer, said, "This transaction brings to our Freeport LNG project ConocoPhillips' construction management expertise and a significant portion of the capital needed for the plant's completion. Working together with our partners, we expect to be able to finance and fund Contango's 10 percent share of any additional capital requirements."

    About Freeport LNG Development, L.P.

    Freeport LNG Development, L.P. is a Delaware limited partnership. Management of the Freeport partnership is solely under the control of the general partner, which is owned equally by Michael S. Smith and ConocoPhillips. The limited partners are Michael S. Smith, 60 percent; Cheniere Energy (AMEX:LNG), 30 percent; and Contango Oil & Gas Company (AMEX:MCF), 10 percent.

    About ConocoPhillips

    ConocoPhillips is an integrated petroleum company with interests around the world, including a major operating presence in Brazoria County through the company's refining, chemical and transportation businesses. Headquartered in Houston, the company had approximately 37,200 employees and $84 billion of assets as of March 31, 2004. For more information, go to www.conocophillips.com.

    About Contango Oil & Gas Company

    Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in Freeport LNG Development L.P., which is developing a 1.5 BCF per day LNG terminal in Freeport, Texas. Additional information can be found on our Web page at www.contango.com.

    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.

    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com